EXTENSION AND SEVERANCE COMPENSATION AGREEMENT

AGREEMENT dated as of June 9, 2005 between Callisto Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Gary S. Jacob, Ph.D (the “Executive”).

The Company’s Board of Directors has determined, in light of the importance of the Executive’s continued services to the stability and continuity of management of the Company, it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the Executive’s continued disinterested attention and undistracted dedication to his duties in the potentially disturbing circumstances of a possible change in control of the Company. Accordingly, the Company’s Board of Directors has determined that it is desirable to pay the Executive the severance compensation set forth below if the Executive’s employment with the Company terminates under the circumstances described below following a Change in Control of the Company (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, it is agreed between the Company and the Executive as follows:

0.         EXTENSION OF EMPLOYMENT AGREEMENT.

(a)        The “Employment Term” defined in Section 1.2 of the agreement dated as of June 13, 2003 between the Company and Executive (the “Employment Agreement”) is hereby extended to June 13, 2007, unless earlier terminated in accordance with Section 4 of the Employment Agreement.

(b)        Except as modified by this Agreement all of the terms of the Employment Agreement shall continue in full force and effect. In the event of a discrepancy between the Employment Agreement and this Agreement, the terms of this Agreement shall be controlling.

1.         TERM OF THIS AGREEMENT.

This Agreement shall commence on the date hereof and shall terminate, except to the extent that any obligation of the Company under this Agreement remains unfulfilled as of such time, upon the earliest of (i) five years from the date hereof if a Change in Control of the Company has not occurred within such five-year period, (ii) the termination of the Executive’s employment with the Company as a result of death, Disability (as defined in Section 3(b)), Retirement (as defined in Section 3(c)) or Cause (as defined in Section 3(d)) or (iii) two years from the date of Change in Control of the Company if the employment of the Executive has not terminated within such two-year period.

2.         CHANGE IN CONTROL.

No compensation shall be payable under this Agreement unless and until (a) there shall have been a Change in Control of the company while the Executive is an employee of the Company and (b) the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3 of this Agreement. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any employee benefit plan sponsored by the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period (or in the case that the Executive is the CEO of the Company, in addition if the Board appoints a new CEO during the term of this Agreement or substantially reduces the title and authority of the Executive without the Executive’s prior consent).

3.         TERMINATION FOLLOWING CHANGE IN CONTROL.

(a)        Circumstances In Which Severance Compensation is Payable. If a Change in Control of the Company shall have occurred while the Executive is an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 of this Agreement upon the subsequent termination of the Executive’s employment with the Company by either the Company, or the Executive pursuant to Section 3(e) of this Agreement, within two years of the date upon which the Change in Control shall have occurred, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement; or (iv) the Executive’s termination for Cause.

(b)        Disability. If, as a result of the Executive’s Incapacity due to physical or mental illness, the Executive shall be permanently and totally disabled within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company may terminate the Executive’s employment for “Disability” without the Executive being entitled to the compensation provided in Section 4.

(c)        Retirement. Termination by the Company or the Executive of the Executive’s employment based on “Retirement”, shall mean termination in accordance with the Company’s Retirement Plan applicable to its employees or in accordance with any other retirement arrangements which have been entered into with the Executive without the Executive being entitled to the compensation provided in Section 4.

(d)        Cause. The Company may terminate the Executive’s employment for Cause without the Executive being entitled to the compensation provided in Section 4. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment only on the basis of (i) the Executive’s willful and continued failure substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such failure or anticipated failure after the issuance of an Executive Notice of Termination (as defined in Section 3(g) by the Executive) after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer (or, if the Executive is the Chief Executive Officer, by the Board of Directors) which specifically identifies the manner in which the Chief Executive Officer (or the Board of Directors if the Executive is the Chief Executive Officer) believes that the Executive has not substantially performed his duties, or (ii) the Executive’s willful engagement in gross misconduct materially and demonstrably injurious to the Company. For purposes of this subsection, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a written statement of the Chief Executive Officer (or, if the Executive is the Chief Executive Officer, a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose), finding that in the good faith opinion of the Chief Executive Officer (or the Board of Directors if the Executive is the Chief Executive Officer) the Executive was guilty of conduct set forth in clause (i) or (ii) of the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

(e)        Good Reason. The Executive may terminate his or her employment for Good Reason within two years after a Change in Control of the Company and during the term of this Agreement and become entitled to the compensation provided in Section 4. For purposes of this Agreement “Good Reason” shall mean any of the following events unless it occurs with the Executive’s express prior written consent:

(i)
any assignment to the Executive by the Company of any duties inconsistent with, or any diminution of, the Executive’s position, duties, titles, offices, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to reelect the Executive to any of such positions or offices, except in connection with the termination of the Executive’s employment for Disability, Retirement or Cause or as a result of the Executive’s death;

(ii)
any reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company’s failure to increase (within 15 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control of the Company in an amount which is at least equal, on a percentage basis, to the average percentage increase in base salary for all officers of the Company effected during the preceding 12 months;

(iii)
any failure by the Company to continue in effect any benefit or incentive plan or arrangement (including, without limitation, the Company’s Retirement Plan, Stock Option Plan for Key Employees, Employees Stock Purchase Plan, 401(k) Savings Plan, group life insurance plan, medical, dental accident and disability insurance plans, annual bonus and contingent bonus arrangement, and any plan or arrangement to receive and exercise  stock appreciation rights, or to acquire stock or other securities of the Company) in which the Executive is participating at the time of a Change in Control of the Company (or to substitute and continue other plans providing the Executive with substantially similar benefits) hereinafter referred to as “Benefit Plans”), the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material employee benefit enjoyed by the Executive at the time of a Change in Control of the Company, or any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the vacation policies in effect at the time of a Change of Control of the Company;

(iv)
a relocation of the Company’s principal executive offices from or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties immediately prior to a Change in Control of the Company;

(v)	a substantial increase in business travel obligations of the Executive over such obligations as they existed at the time of a Change in Control of the Company;

(vi)	any material breach by the Company of any provision of this Agreement;

(vii)	any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(viii)
any purported termination of the Executive’s employment after a Change in Control which is not effected pursuant to a Company Notice of Termination satisfying the requirements of Section 3(f), and, for purposes of this Agreement, no such purported termination shall be effective.

(f)        Notice of Termination by the Company. Any termination by the Company pursuant to Section 3(b), 3(c) or 3(d) shall be communicated to the Executive by a Company Notice of Termination. For purposes of this Agreement, a “Company Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Company Notice of Termination.

(g)        Notice of Termination by the Executive. Any termination by the Executive pursuant to Section 3(e) shall be communicated to the Company by a written letter addressed to the Board of Directors (“Executive Notice of Termination”). If the Executive terminates his employment pursuant to Section 3(e), such Executive Notice of Termination shall specify the facts and circumstances claimed to provide a basis for termination.

(h)        Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company for Disability, 30 days after a Company Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (b) if the Executive’s employment is terminated for any other reason, the date on which either a Company Notice of Termination or Executive Notice of Termination is given.

4.         SEVERANCE COMPENSATION UPON TERMINATION.

(a)        If the Executive’s employment by the Company is terminated (x) by the Company pursuant to Section 3(b), 3(c) or 3(d) or by reason of death, or (y) by the Executive after a Change in Control for other than Good Reason, the Executive shall not be entitled to any severance compensation under this Agreement, but the absence of the Executive’s entitlement to any severance compensation under this Agreement shall not prejudice the Executive’s right to the full realization of any and all other benefits to which the Executive shall be entitled pursuant to the terms of any employment contract, any Benefit Plans or other programs, policies or agreements of the Company, in which the Executive is a participant or to which the Executive is a party.

(b)        If the Executive’s employment by the company is terminated (x) by the Company other than pursuant to Section 3(b), 3(c) or 3(d) or by reason of death or (y) by the Executive pursuant to Section 3 (e), then the Executive shall be entitled to the severance compensation and other benefits below:

(i)
In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay the Executive as a severance payment in a lump sum, an amount equal to the compensation due to the Executive for the Employment Term under the Employment Agreement, as extended by Seciton 0 of this Agreement, for the time remaining of such Employment Term, plus all earned but unpaid compensation to the Termination Date. Such payments will be made no later than the tenth business date after the Termination Date.

(ii)
All unvested stock options shall immediately and irrevocably vest and the exercise period of such options shall be automatically extended to the later of the longest period permitted by the Company’s stock option plans or ten years following the Termination Date.

(iii)
The severance compensation provided for in subsection (b)(i) above shall be paid not later than the tenth day following the Date of Termination; provided, however, that if the amount of such compensation cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company but subject to the provisions of Section

4(c), of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code).

(c)        If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Executive on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment, whether payable pursuant to the terms of Section 4 of this Agreement or any other plan, arrangement or agreement with the company, its successors, any person whose actions result in a Change in Control of the company or any corporation affiliated (or which, as a result of the completion of transaction causing such a Change in control, will become affiliated) with the company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 28OG(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive the Total Payments (in whole or in part) do no constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 28OG(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence an the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Executive remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Executive from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

5.         NO OBLIGATION TO MITIGATE DAMAGES: NO EFFECT ON OTHER CONTRACTUAL RIGHTS,

(a)        The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor (except to the extent provided in Section 4(b)(iii)) shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after the termination of the Executive’s employment, or otherwise.

(b)        The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, employment agreement or other contract, plan or arrangement of the Company or any of its subsidiaries of which the Executive shall be a beneficiary.

(c)        This Agreement shall have no effect on the enforceability of Sections 3.1 and 3.2 of the Employment Agreement between the Company and the Executive dated June 13, 2003, as amended.

6.         SUCCESSOR TO THE COMPANY.

(a)        The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance, satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and in such case the Executive shall have the right to terminate his or her employment for Good Reason and become fully entitled to the benefits of Section 4 of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)        This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the

Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7.         NOTICE.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:

Callisto Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 1609
New York, New York 10070

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.         MISCELLANEOUS.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

9.         EMPLOYMENT.

The Executive agrees to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement of any proposed transaction or transactions which, if effected, would result in a Change in Control of the Company until a Change in Control of the Company has taken place or, in the opinion of the Board of Directors such person has abandoned or terminated its efforts to effect a Change in Control of the Company. Subject to the foregoing, nothing contained in this Agreement shall impair or interfere in any way with the right of the Executive to terminate the Executive’s employment or the right of the Company to terminate the employment of the Executive with or without cause prior to a Change in Control of the Company. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without cause prior to a Change in Control of the Company.

10.       VALIDITY.

The invalidity or enforceability of any provi-sions of this Agreement shall not affect the validity or enforce-ability of any other provision of this Agreement, which shall remain in full force and effect.

11.       COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and same instrument.

12.       LEGAL FEES AND EXPENSES.

The Company or one of its subsidiaries shall pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.

13.       CONFIDENTIALITY.

The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

CALLISTO PHARMACEUTICALS, INC.,

By:	/s/ Gabriele M. Cerrone

Name: Gabriele M. Cerrone Title: Chairman

/s/ Gary S. Jacob

Gary S. Jacob, Ph.D.